Exhibit 99.1
HealthFitness Announces 2008 Third Quarter Results
Highlights
•	Total revenue increased 8 percent

•	Gross margin expanded to 32.4 percent from 28.5 percent

•	Health management segment revenue grew 25 percent

•	Net earnings: $0.8 million vs. $0.02 million — EPS: $0.09 vs. $0.00
Minneapolis (November 3, 2008) — Health Fitness Corporation (NYSE Alternext US: FIT), a leading provider of integrated employee health and productivity management solutions, today announced financial results for the third quarter ended September 30, 2008.
For the third quarter, revenue increased approximately 8 percent to $18.5 million, from $17.2 million for the same period in 2007. Gross profit during the quarter rose to $6.0 million, from $4.9 million during the prior-year period. Operating income totaled $1.51 million for the quarter up from $0.23 million for the same period in 2007. Net earnings were $0.8 million, or $0.09 per diluted share, versus $0.02 million, or $0.00 per diluted share, in the prior-year period.
2008 Third Quarter Business Segment Information
Revenue and gross profit information by segment:
Health Management

	(in thousands)
	Q3 2008	Q3 2007
REVENUE
Staffing Services	$4,552	$4,017
Program Services	3,624	2,514

Total Health Mgt	$8,176	$6,531

	Q3 2008	Q3 2007
GROSS PROFIT
Staffing Services	$1,280	$1,036
Program Services	2,142	1,378

Total Health Mgt	$3,422	$2,414

During the 2008 third quarter, health management segment revenue grew 25.2 percent compared to the same period in 2007. Within the segment, staffing services revenue increased 13.3 percent, which is attributable to new customers and the expansion of services to existing customers. Program services revenue grew 44.2 percent compared to the 2007 third quarter. This gain was primarily driven by new and existing customers in the areas of eHealth platform participation, biometric screenings and health coaching and advising services.
Gross margin for the health management segment was 41.8 percent for the quarter, up from 37.0 percent for the prior-year period. Within the segment, gross margin for program services increased to 59.1 percent, from 54.8 percent for the prior-year period, driven by revenue growth and productivity enhancements related to biometric screenings and health coaching and advising services. Gross margin for staffing services expanded to 28.1 percent for the quarter from 25.8 percent for the prior-year period, reflecting lower costs for employee paid time off and expense savings for marketing initiatives, operating supplies and staff training.
Fitness Management

	(in thousands)
	Q3 2008	Q3 2007
REVENUE
Staffing Services	$9,702	$10,042
Program Services	619	580

Total Fitness Mgt	$10,321	$10,622

	Q3 2008	Q3 2007
GROSS PROFIT
Staffing Services	$2,356	$2,177
Program Services	209	294

Total Fitness Mgt	$2,565	$2,471

During the 2008 third quarter, fitness management segment revenue decreased 2.8 percent compared to the same period last year, which primarily reflects the impact of 2007 contract cancellations.
Gross margin for the fitness management segment increased to 24.9 percent, from 23.3 percent during the prior-year period, reflecting lower costs for employee paid time off and medical benefits, in addition to expense savings for equipment maintenance, group classes, operating supplies and liability insurance.
“We are certainly pleased with the company’s revenue growth and significant margin expansion during the third quarter, especially in our health management segment,” said Gregg Lehman, Ph.D., president and chief executive officer. “Although market conditions continue to be challenging, we secured six new commitments during the quarter, which is an improvement from the five commitments we reported in Q3 of last year.”
Operating expenses as a percent of revenue were 24 percent, a 3 percent reduction in comparison to the same period last year. The company anticipates that operating expenses, as a percent of revenue, will continue to decline over time as it achieves additional revenue growth, productivity enhancements and operating expense leverage.
Lehman continued, “The market drivers that provide the rationale for our service offerings remain the same and are expected to intensify. Costs of health care will continue to rise, and companies will place an ever-increasing emphasis on employee wellness and productivity. As a result of this emphasis, we believe employers will continue to seek out ways to mitigate the direct and indirect costs of health care. These dynamics, coupled with the strength of our integrated health and fitness management service offerings, give us much cause for optimism about our strategic direction and long-term growth prospects.”
Third Quarter Commitments and RFPs
During the quarter, the company secured four new health management commitments and two new fitness management commitments, which combined may realize annualized revenue of $1.7 million. This growth will be partially offset by a potential annualized revenue loss of $1.1 million from fitness and health management contract cancellations. Additionally, during the 2008 third quarter, the company received 20 new RFPs for health management services and five new RFPs for fitness management services.

Lehman added, “Due to current economic conditions, we witnessed continued lengthening of sales cycles during the quarter as companies take longer to evaluate our services among a broad array of other corporate initiatives. We are encouraged that companies seem to be taking a long-term view and are still demonstrating significant interest in the value proposition that our health and fitness services can provide to their companies. This bears itself out in the relatively robust condition of our RFP pipeline during the quarter. In the quarters ahead, we will maintain our keen focus on providing an attractive suite of services to our corporate customers, further refining our sales approach and closely monitoring and controlling expense levels.”
2008 Nine-Month Results
For the nine months ended September 30, 2008, revenue increased 10.4 percent to $56.0 million, from $50.7 million for the same period last year. Gross profit rose 16.7 percent to $16.9 million, or 30.1 percent of revenue, from $14.5 million, or 28.5 percent of revenue, for the prior-year period.
Operating income was $2.7 million for the nine months ended September 30, 2008, up from $1.5 million during the prior-year period, primarily reflecting revenue increases and gross margin enhancement. Net earnings applicable to common shareholders climbed to $1.5 million from $0.7 million during the same period last year. Net earnings per diluted share totaled $0.15 compared to $0.07 for the same period last year.
For the nine months ended September 30, 2008, the company received a total of 15 health management commitments and expanded services with two existing health management customers. In addition, the company received two fitness management commitments and expanded services with four fitness management customers. Combined commitment and service-expansion activity for the first nine months of 2008 may realize annualized revenue of $6.1 million, to be partially offset by a potential annualized revenue loss of $1.7 million from contract cancellations.
Through the first nine months, the company had received 71 new RFPs for health management services and 21 new RFPs for fitness management services.
Balance Sheet
The company ended the third quarter of 2008 with $0.5 million in cash, compared to $1.9 million at the end of 2007; the decrease primarily reflects the company’s $2.3 million stock repurchase during the second quarter of 2008. Working capital at September 30, 2008 totaled $9.0 million, up approximately $0.4 million compared to December 31, 2007. At September 30, 2008, the company had no balance outstanding on its $3.25 million credit facility, and had stockholders’ equity of $26.6 million.
Reverse Stock Split
On October 6, 2008, the company completed a one-for-two reverse split of its common stock. All common share information and all “per share” information related to our common stock in this release has been restated to reflect the one-for-two reverse split.
HealthFitness listed on NYSE Alternext US
On October 21, 2008, the company announced the approval of its application to list its common stock on the NYSE Alternext US, formerly the American Stock Exchange. Trading on the NYSE Alternext US began on Wednesday, Oct. 22, 2008 under the ticker symbol FIT.
Conference Call
Health Fitness Corporation will host a conference call today, November 3, 2008, at 4 p.m. Central (2 p.m. Pacific; 5 p.m. Eastern). Participating in the call will be Gregg Lehman, Ph.D., president and chief executive officer, and Wes Winnekins, chief financial officer. To listen to the call from the U.S., dial 1-888-258-7584; internationally, dial 1-706-902-1477. To access the call, enter ID number 70207413. A replay of the call will be available until Monday, November 17, 2008, 11 p.m. EST. To access the replay from the U.S., dial 1-800-642-1687 and enter ID number 70207413, from outside the U.S., dial 1-706-645-9291 and enter ID number 70207413. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the company’s Web site at www.hfit.com, where the call will be archived for 30 days.
About HealthFitness
HealthFitness is a leading provider of employee health improvement services to Fortune 500 companies, the health care industry and individual consumers. Serving clients for more than 30 years, HealthFitness partners with employers to effectively manage their health care and productivity costs by improving individual health and well-being. HealthFitness serves more than 300 clients globally via on-site management and remotely via Web and telephonic services. HealthFitness provides a complete portfolio of health and fitness management solutions including a proprietary health risk assessment platform, screenings, EMPOWERED™ Health Coaching and delivery of health improvement programs. HealthFitness employs more than 3,000 health and fitness professionals in national and international locations who are committed to the company’s mission of “improving the health and well-being of the people we serve.” For more information on HealthFitness, visit www.hfit.com.
Forward Looking Statements
Certain statements in this release, including, without limitation, the company’s anticipation that operating expenses, as a percent of revenue, will continue to decline over time as it achieves additional revenue growth, productivity enhancements and operating expense leverage; and the company’s belief that employers will continue to seek out ways to mitigate the direct and indirect costs of health care and that these dynamics, coupled with the strength of the company’s integrated health and fitness management service offerings, give the company much cause for optimism about its strategic direction and long-term growth prospects, are forward-looking statements. In addition, the estimated annualized revenue value of our new and lost customers and expanded services is a forward looking statement, which is based upon an estimate of the anticipated annualized revenue to be realized or lost. Such information should be used only as an indication of the activity we have recently experienced in our two business segments. These estimates, when considered together, should not be considered an indication of the total net, incremental revenue growth we expect to generate in 2008 or in any year, as actual net growth may differ from these estimates due to actual staffing levels, participation rates and service duration, in addition to other revenue we may lose in the future due to customer termination. Furthermore, there can be no assurance that any RFPs we receive will develop into customer commitments. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, our inability to deliver the health management services demanded by major corporations and other clients, the level of demand for our services, customer acceptance of higher service pricing, our inability to successfully cross-sell health management services to our fitness management clients, our inability to successfully obtain new business opportunities, our failure to have sufficient resources to make investments, our ability to make investments and implement strategies successfully, our ability to limit and manage expenses, continued delays in obtaining new commitments and implementing services, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission including our Form 10-K for 2007 as filed with the SEC. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.
Financial tables follow...

HEALTH FITNESS CORPORATION
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
SEPTEMBER 30, 2008 AND DECEMBER 31, 2007

	September 30,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash	$452,719	$1,946,028
Trade and other accounts receivable, less allowances of $241,900 and $243,300	13,437,875	14,686,879
Inventory	521,794	569,458
Prepaid expenses and other	476,943	226,891
Deferred tax assets	325,748	406,367

Total current assets	15,215,079	17,835,623

PROPERTY AND EQUIPMENT, net	1,215,042	1,400,570

OTHER ASSETS
Goodwill	14,546,250	14,546,250
Software, less accumulated amortization of $1,164,700 and $795,100	1,916,976	1,734,920
Trademark, less accumulated amortization of $420,000 and $345,500	73,124	147,561
Other intangible assets, less accumulated amortization of $295,600 and $241,700	233,459	287,334
Other	—	9,807

	$33,199,930	$35,962,065

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Trade accounts payable	$1,372,933	$2,121,154
Accrued salaries, wages, and payroll taxes	3,008,169	4,011,580
Other accrued liabilities	551,666	1,187,045
Accrued self funded insurance	278,050	333,724
Deferred revenue	1,106,371	1,722,254

Total current liabilities	6,317,189	9,375,757

DEFERRED TAX LIABILITY	261,327	108,623

LONG-TERM OBLIGATIONS	—	—

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; 25,000,000 shares authorized; 9,639,039 and 9,964,295 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	96,390	99,642
Additional paid-in capital	28,076,859	29,449,854
Accumulated comprehensive loss from foreign currency translation	(65,199)	(56,413)
Accumulated deficit	(1,486,636)	(3,015,398)

	26,621,414	26,477,685

	$33,199,930	$35,962,065

HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUE	$18,497,423	$17,153,058	$56,015,548	$50,722,258

COSTS OF REVENUE	12,510,045	12,268,332	39,149,412	36,272,205

GROSS PROFIT	5,987,378	4,884,726	16,866,136	14,450,053

OPERATING EXPENSES
Salaries	2,950,618	2,775,532	8,949,305	7,819,407
Other selling, general and administrative	1,485,206	1,835,136	5,080,973	5,008,770
Amortization of acquired intangible assets	42,771	42,771	128,311	128,311

Total operating expenses	4,478,595	4,653,439	14,158,589	12,956,488

OPERATING INCOME	1,508,783	231,287	2,707,547	1,493,565

OTHER INCOME (EXPENSE)
Interest expense	(16,252)	(16,681)	(20,383)	(23,371)
Other, net	(662)	(4,432)	412	(1,856)

EARNINGS BEFORE INCOME TAXES	1,491,869	210,174	2,687,576	1,468,338

INCOME TAX EXPENSE	650,519	193,151	1,158,814	766,644

NET EARNINGS	$841,350	$17,023	$1,528,762	$701,694

NET EARNINGS PER SHARE:
Basic	$0.09	$—	$0.16	$0.07
Diluted	0.09	—	0.15	0.07

WEIGHTED AVERAGE COMMON SHARES:
Basic	9,610,238	9,917,429	9,837,994	9,809,111
Diluted	9,688,941	10,433,468	9,982,990	10,288,673

CONTACTS
Wes Winnekins, CFO	David Heinsch
Health Fitness Corporation	Padilla Speer Beardsley
(952) 897-5275	(612) 455-1768
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